EXHIBIT 12.1

                 Ratio of Earnings to Fixed Charges Calculation
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

                                                           Fiscal Year(a)
                                          -----------------------------------------------------
                                            1993       1994       1995       1996       1997
                                          ---------  ---------   --------   --------   --------
Earning to fixed charges:
    Earnings:
      Pre-tax income from continuing       (1,029)      6,202    (5,953)      5,036     13,899
        operations
      Add fixed charges                     17,569     18,463     20,792     20,042     21,085
      Subtract capitalized interest in       (639)      (538)      (430)      (621)      (429)
        fixed charges
                                          ---------  ---------   --------   --------   --------
    Earnings                                15,901     24,127     14,409     24,457     34,555
                                          ---------  ---------   --------   --------   --------
    Fixed charges:
                                                                             11,482     12,442
      Net interest expense per financial    11,793     11,712     12,347
        statement
      Add:
         Interest income                         -          -          -          -          -
         Rents (1/3)                         5,776      6,751      8,445      8,560      8,643
                                          ---------  ---------   --------   --------   --------
    Fixed charges                           17,569     18,463     20,792     20,042     21,085
                                          ---------  ---------   --------   --------   --------
Ratio of earnings to fixed charges(b)           -        1.3          -        1.2        1.6




(a) The Company's fiscal year is a 52 or 53 week year ending on the Sunday closest to the calendar year end. All fiscal years presented consist of 52 weeks.

(b) Earnings and fixed charges were insufficient to cover fixed charges by approximately $1,668 and $6,383 for fiscal years 1993 and 1995, respectively.